Exhibit 99.1

RAMCO-GERSHENSON PROPERTIES TRUST CLOSES NEW $350 MILLION REVOLVING CREDIT FACILITY

FARMINGTON HILLS, Michigan - Ramco-Gershenson Properties Trust (NYSE:RPT) (the “Company”) today announced that it has closed on its amended and restated $350 million unsecured revolving credit facility. The credit facility matures September 2021 and can be extended one year to 2022 through two six-month options. Borrowings on the credit facility will be priced at LIBOR plus 135 basis points maintaining the Company’s existing pricing grid. Additionally, the facility allows for increased borrowing capacity up to $650 million through an accordion feature.

KeyBanc Capital Markets, Inc., Deutsche Bank Securities Inc. and PNC Capital Markets LLC, acted as Joint Lead Arrangers, with KeyBank National Association as Administrative Agent and Deutsche Bank Securities Inc. and PNC Capital Markets LLC as syndication agents. Bank of America, N.A. and JPMorgan Chase Bank, N.A. served as documentation agents. Other participants include Capital One, N.A., BMO Harris Bank, N.A., The Huntington National Bank, and Branch Banking and Trust Company.
"The extension of our credit facility provides us with significant financial flexibility as we pursue both our short and long-term business objectives," said Geoffrey Bedrosian, Chief Financial Officer. "The new facility provides us an attractive cost of debt capital and improves our maturity profile. We would like to thank our bank group for their continued support in the growth of the Company.”

ABOUT RAMCO-GERSHENSON PROPERTIES TRUST:

Ramco-Gershenson Properties Trust (NYSE:RPT) is a premier, national publicly-traded shopping center real estate investment trust (REIT) based in Farmington Hills, Michigan. The Company’s primary business is the ownership and management of regional dominant and urban-oriented, infill shopping centers in key growth markets in the 40 largest metropolitan markets in the United States. At June 30, 2017, the Company owned interests in and managed a portfolio of 64 shopping centers, one property held for sale and two joint venture properties. At June 30, 2017, the Company’s consolidated portfolio was 93.7% leased. Ramco-Gershenson is a fully-integrated qualified REIT that is self-administered and self-managed. For additional information about the Company please visit www.rgpt.com or follow Ramco-Gershenson on Twitter @RamcoGershenson and facebook.com/ramcogershenson/.
This press release may contain forward-looking statements that represent the Company’s expectations and projections for the future. Management of Ramco-Gershenson believes the expectations reflected in any forward-looking statements made in this press release are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary, including deterioration in national economic conditions, weakening of real estate markets, decreases in the availability of credit, increases in interest rates, adverse changes in the retail industry, our continuing ability to qualify as a REIT and other factors discussed in the Company’s reports filed with the Securities and Exchange Commission.
______________________________________________________________________________________________________

Company Contact:
Dawn L. Hendershot, Vice President of Investor Relations
and Corporate Communications
31500 Northwestern Highway, Suite 300
Farmington Hills, MI 48334
dhendershot@rgpt.com
(248) 592-6202